Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the inclusion of our report dated July 12, 2005 (with respect to Note H, July 28, 2005) on our audit of the financial statements of Echo Healthcare Acquisition Corp. in Amendment No. 2 to the Registration Statement on Form S-1 and related Prospectus to be filed on or about September 13, 2005.

/s/ Eisner LLP
Eisner LLP
New York, New York
September 12, 2005